EXHIBIT 99.2


                              [AMERICAN RADIO LOGO]



    FOR IMMEDIATE RELEASE                Contact: Joe Winn, Chief Financial
                                         Officer or Bruce Danziger, Director of
                                         Investor Relations (617) 375-7500


                    AMERICAN RADIO SYSTEMS ACQUIRES WGRR-FM,
                                CINCINNATI, OHIO


Boston, Massachusetts--January 3, 1997- American Radio Systems Corporation (NASDAQ: AMRD) announced today that it has reached an agreement to acquire radio station WGRR-FM in Cincinnati from The Dalton Group. The station will be acquired for approximately $30,000,000. Consummation of the transaction is subject to the approval of the Federal Communications Commission. American Radio Systems currently has an agreement to own WKRQ-FM in Cincinnati.

Steven Dodge, American's Chairman and CEO, stated, "This gives us a second quality property in Cincinnati and a solid base from which to grow in an exciting market."

George Otwell and Charles Giddens of Media Venture Partners acted as the brokers in this transaction.

American Radio Systems Corporation began trading shares publicly in June, 1995 on NASDAQ. The company owns and/or manages 46 FM and 23 AM stations in Boston, Baltimore, Portland, Sacramento, Hartford, Las Vegas, Austin, Buffalo, San Jose, West Palm Beach, Rochester, Dayton and Fresno. The company also has options and/or agreements to buy additional radio stations in Boston, Cincinnati, Baltimore, Sacramento, San Jose, West Palm Beach, Rochester, Dayton and Fresno. In addition, on August 5, 1996 the company announced that it had reached an agreement to merge with EZ Communications, Inc. EZ Communications owns and/or operates 23 radio stations in seven markets nationwide.


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